Exhibit 99.1
Trimble Announces David Barnes to Retire from the Company;
Phil Sawarynski Named CFO effective May 2024

WESTMINSTER, Colo., Nov. 1, 2023 – Trimble (NASDAQ:TRMB) today announces on its third quarter fiscal 2023 earnings call that Chief Financial Officer David Barnes will retire from the company in May 2024. The company has named Phil Sawarynski, Vice President of Treasury, Corporate Development and Co-Lead of Trimble Ventures, its new CFO effective May 2024. Mr. Barnes and Mr. Sawarynski will work together over the next six months to ensure a seamless transition. Click here - https://investor.trimble.com/events-and-presentations/default.aspx - for the transcript and replay of today's earnings announcement.

“I want to thank David for his significant contributions to Trimble over the past four years. He has provided tremendous leadership to both the finance organization and the entire company. Phil Sawarynski brings over 14 years of Trimble experience to the CFO role, with a mandate to unlock shareholder value. David, Phil, and our strong finance team will work together to ensure a smooth transition over the next six months,” said Rob Painter, President and Chief Executive Officer.

Mr. Sawarynski, 51, joined Trimble in 2009 and served in various leadership roles including head of finance for the Agriculture, Geospatial and Transportation sectors. In 2018, he assumed the role of Treasurer and has since added responsibilities for Corporate Development and Co-Lead for Trimble Ventures. Prior to Trimble, Mr. Sawarynski served as CFO at Nexus Corporation along with various finance roles at Ford Motor Company. He earned a Master of Science in Industrial Administration (MBA) from Carnegie Mellon University and a BS from the University of Michigan.

About Trimble
Dedicated to the world's tomorrow, Trimble is a technology company delivering solutions that enable our customers to work in new ways to measure, build, grow and move goods for a better quality of life. Core technologies in positioning, modeling, connectivity and data analytics connect the digital and physical worlds to improve productivity, quality, safety, transparency and sustainability. From purpose-built products and enterprise lifecycle solutions to industry cloud services, Trimble is transforming critical industries such as construction, geospatial, agriculture and transportation to power an interconnected world of work. For more information about Trimble (NASDAQ: TRMB), visit trimble.com.